Exhibit 4.7
AMENDED AND RESTATED SUBORDINATED SECURED CONVERTIBLE NOTE
MODIFICATION AGREEMENT
THIS AMENDED AND RESTATED SUBORDINATED SECURED CONVERTIBLE NOTE MODIFICATION AGREEMENT (this “Modification”) is made and entered into on March 31, 2020 (the “Modification Date”), by and between Bloom Energy Corporation, a Delaware corporation, as issuer (the “Company”) and Constellation NewEnergy, Inc. or its registered assigns, as holder (“Investor”).
W I T N E S S E T H:
WHEREAS, the Company issued that certain Amended and Restated Subordinated Secured Convertible Note, dated January 18, 2018 (the “Note”), originally issued under the Purchase Agreement, dated as of June 30, 2015 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and between the Company, Investor, and other the investors that may from time to time become party thereto;
WHEREAS, the Note evidenced the obligation of the Company to repay $33,104,013.71 in accordance with the terms therein;
WHEREAS, as of March 31, 2020, the outstanding principal and interest owed under the Note equals $36,939,868.53;
WHEREAS, the Note matures, and all amounts owing thereunder, including without limitation all principal and interest, will be automatically and immediately due and payable on, the earlier of (A) an Event of Default and (ii) December 31, 2020 (the “Maturity Date”);
WHEREAS, the Company has issued to other investors set forth on Exhibit A (the “Other Investors”) convertible notes that will be automatically due and payable on December 1, 2020 (the “Other Notes”), and the outstanding principal of, and accrued interest on, the Other Notes as of March 31, 2020 equals approximately $290,745,821.14, per the terms of the Other Notes;
WHEREAS, in July 2018, the Company closed an Initial Public Offering;
WHEREAS, the Company has requested that Investor modify the Note to extend the Maturity Date; and
WHEREAS, Investor is willing to grant such request, subject to (i) the Company modifying the Other Notes on certain terms no more favorable than this Modification (including, for the avoidance of doubt, having such Other Notes become due and payable no earlier than December 31, 2021), and (ii) the fulfillment of the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Defined Terms. All capitalized terms used herein and not otherwise defined herein have the meanings in the Note.
2.Amendment to Note.
(a)    The Note is hereby amended by deleting its first paragraph in its entirety and replacing it with the following:
“FOR VALUE RECEIVED, Bloom Energy Corporation, a Delaware

corporation (the “Company”), promises to pay to Constellation NewEnergy, Inc. (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of Thirty Six Million Nine Hundred Thirty-Nine Thousand Eight Hundred Sixty-Eight Dollars and Fifty-Three Cents ($36,939,868.53), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Amended and Restated Subordinated Secured Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to ten percent (10%) per annum, compounded monthly, computed on the basis of the actual number of days elapsed and a year of 365 days, subject to Section 8(e). All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2021 or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof (such earlier date, the “Maturity Date”).
(b)Section 1 (Payments) of the Note is amended by deleting clause (b) (Voluntary Prepayment) in its entirety and replacing it with the following:
“(b) The Company may prepay the Note for the Prepayment Amount on any business day upon delivery of at least 5 business days’ prior written notice to Investor.”
(c)Section 7 (Definitions) of the Note is amended by deleting the definition of “Conversion Price” and replacing in its entirety with the following:
“Conversion Price” means, whether with respect to shares of Series G Preferred Stock or shares of Common Stock, a price per share equal to $8.00, subject in each case, to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event."
(d)Section 7 (Definitions) of the Note is amended by adding the following definitions:
“Applicable Percentage” means, as of a given date of determination, the percentage set forth below for the applicable period during which such date occurs:

Period	Applicable Percentage
Modification Date – six-month anniversary thereof, inclusive	0%
Six-month anniversary of Modification Date – nine-month anniversary thereof, inclusive	25%
Nine-month anniversary of the Modification Date – thirteen- month anniversary thereof, inclusive	50%
Thirteen-month anniversary of the Modification Date until the Maturity Date.	100%

“Discount Rate” means, as of a given date of determination, the product of (A) the Treasury Rate as of such date of determination, plus fifty (50) basis points, and (B) the Applicable Percentage.

“Prepayment Amount” means, as of a given date of determination, an amount equal to (i) the principal amount of the Note outstanding as of such date, plus (ii) accrued and unpaid interest thereon up to, but not including, such date, plus (iii) the aggregate of all remaining scheduled interest payments due on and after such date, discounted at the Discount Rate as of such date of determination.
“Treasury Rate” means, as of a given date of determination, the yield to maturity, as of such date, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) business days before such date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Maturity Date; provided, however, that if such period is less than one (1) year, then the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.
3.    MFN for Other Notes.
(a)If, at any time that the Note remains outstanding, the Company amends, modifies, or restates any of the Other Notes with a Core Term that is more favorable than such Core Term in the Note, the Company shall provide Investor with written notice thereof within five (5) business days of such amendment, modification, or restatement, and upon the request of Investor, the Company will provide Investor with any additional information it may reasonable request. If Investor determines that such Core Term in any Other Note is preferable to the Core Term of the Note, Investor may notify the Company in writing of such determination within fifteen (15) business days after Investor’s receipt of the foregoing information. Promptly, but in any event within ten (10) business days following notice from Investor, the Company and Investor shall amend the Note to incorporate such more favorable Core Term.
(b)“Core Term” means, with respect to any of the Other Notes, any of (i) the interest rate, (ii) the conversion price, or (iii) the maturity date.
4.    Modification of Other Notes. On or before March 31, 2020, the Company will: (i) modify the Other Notes on Core Terms no more favorable to the holder thereof than this Modification; and (ii) modify the Other Notes to provide that (A) no more than $70,000,000 will be due and payable on or before September 1, 2020 and (B) the remainder will be due and payable no later than December 31, 2021.
5.    Events of Default. The Company agrees that the Note shall carry an interest rate of 18%
per annum for so long as an event of default on the part of the Company occurs, and remains uncured ninety (90) days after the Company first has notice of the event or failure giving rise to such Seller Default (as defined in the applicable agreement), under (i) the Amended and Restated Purchase, Use and Modification Agreement of 2014 ESA Holdco, LLC, a Delaware limited liability company, as amended from time to time, or (ii) the Amended and Restated Purchase, Use and Modification Agreement of 2015 ESA Holdco, LLC, a Delaware limited liability company, as amended from time to time.
6.    Conversion. Notwithstanding anything to the contrary in this Modification or the Note, no
Note may be submitted for conversion, and the Company will not be required to settle the conversion of the Note, before the date the stockholder approval allowing the Note to be converted into Common Stock under the applicable NYSE rules is obtained. In furtherance of the foregoing, and as a material inducement to Investor entering into this Modification upon the terms and conditions set forth herein, the Company agrees to take all actions necessary to obtain stockholder approval of the transactions contemplated herein (“the Stockholder Approval”) as promptly as reasonably practicable, including the following:

(a)The Company will take all actions necessary to call and hold a stockholders meeting (the “Stockholders Meeting”) for the purpose of obtaining stockholder approval of the transactions contemplated herein (the “Stockholder Approval”) as promptly as reasonably practicable and will use its reasonable best efforts to obtain the Stockholder Approval at the Stockholders Meeting.
(b)The Company will (i) as promptly as practicable, but in no event later than thirty business days, after the date of this Modification, prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement (the “Proxy Statement”) for the Stockholder Approval at the Stockholders Meeting, (ii) respond as promptly as practicable to any comments from the SEC on the Proxy Statement, (iii) mail to its stockholders as promptly as practicable the Proxy Statement for the Stockholders Meeting, and (iv) otherwise comply with all requirements of law applicable to the Stockholders Meeting.
(c)The Company represents and warrants to Investor that KR Sridhar, the Company’s Chief Executive Officer (the “CEO”), has the right to vote approximately 55% of the Company’s outstanding voting capital stock at the Stockholders Meeting and the CEO has agreed to vote all of such shares in favor of the transactions contemplated herein (the “Support Agreement”). The Company shall enforce the obligations of the CEO, including through the exercise of proxies provided thereunder, to the extent necessary or appropriate to cause the CEO to (i) appear at the Stockholders Meeting or otherwise cause the shares of common stock outstanding and beneficially owned by him to be counted as present thereat for purposes of calculating a quorum, and (ii) vote, or cause to be voted, all of the shares of common stock outstanding and beneficially owned by such stockholder in favor of the transactions contemplated herein at the Stockholders Meeting.
(d)If stockholder approval of the transactions contemplated herein has not been obtained at the Stockholders Meeting on or before September 1, 2020, the interest rate of the Note, set forth in Section 2(a) above, shall become eighteen percent per annum (18%) effective on September 2, 2020 and shall continue as such unless and until stockholder approval of the transactions contemplated herein has been obtained.
7.Effectiveness. In accordance with Section 6(a) of the Purchase Agreement and Section 8(b) of the Note, the modification provided in Section 2 is effective upon the execution and delivery of this Modification by Investor, as a Majority in Interest of Investors under the Purchase Agreement, and Company.
8.Limited Purpose. Notwithstanding anything contained herein, this Modification is a limited amendment and does not waive, alter or amend any term of the Note or any Transaction Document other than as expressly set forth herein.
9.Ratification. Except as expressly amended hereby or otherwise provided herein, all of the terms and conditions of the Note and the other Transaction Documents remain in full force and effect. All references to the Note and the other Transaction Documents, and any documents, instruments and agreements related to them, shall hereafter refer to the Note as amended by this Modification. This Modification shall be deemed a Transaction Document.
10.Mutatis Mutandis. The provisions of Sections 8(g) through (h) of the Note shall apply to this Modification, mutatis mutandis, as if they had been fully set forth herein.
11.Reaffirmation of Transaction Documents. All other items of the Note shall continue to be in effect. Notwithstanding the foregoing, the parties acknowledge that an Initial Public Offering occurred and, accordingly, all items in the Note relating to any obligations or covenants by Investor related events occurring before an Initial Public Offering or related to the closing of an Initial Public Offering (including, for the avoidance of doubt, Sections 2(f), 4(a), 4(h), and 8(a)(ii)) shall be null and void and of no further force and effect.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Company and Investor have caused their duly authorized officers to set their hands and seals as of the day and year first above written.
Company:
BLOOM ENERGY CORPORATION
By: /s/Shawn M. Soderberg
Name: Shawn M. Soderberg
Title: EVP General Counsel and Secretary

Investor:
CONSTELLATION NEWENERGY, INC.
By: /s/Harold Coulby, Jr.
Name: Harold Coulby, Jr.
Title: Assistant Treasurer

Exhibit A
The Other Investors

CPPIB
NEA
KPCB
Credit Cuisse
DE Shaw